Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-3 of Battalion Oil Corporation (the “Company”) with respect to the information from our firm's reserves report dated February 27, 2026, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

March 23, 2026